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                                                                       EXHIBIT 1

International Microcomputer Software, Inc. (IMSI) Announces Merger Agreement with Digital Creative Development Corporation (DCDC)

September 5, 2001 - Novato, CA - International Microcomputer Software,Inc.
(IMSI), (Nasdaq OTC/BB:IMSI) and Digital Creative Development Corporation (DC2) (Nasdaq OTC/BB:DCDC) today announced the signing of a merger agreement and recapitalization of IMSI. The agreement calls for IMSI and DC2 to file a joint proxy statement/prospectus and registration statement. Subject to shareholder approval, DC2 shareholders will exchange all common shares outstanding for IMSI common shares constituting approximately 51% of the surviving company. Restructuring of certain debt of IMSI, including the purchase of indebtedness of IMSI by DC2 upon signing of the merger agreement, will result in the reduction of debt of approximately $19 million to $4 million of debt and various unsecured obligations of IMSI. Martin Wade, a director and CEO of DC2, became CEO of IMSI and the directors of DC2 became a majority of the directors of IMSI upon signing the merger agreement.

IMSI is a graphics and CAD (computer aided design) software and Internet technology company headquartered in Novato, California with approximately $12 million in annual revenues. IMSI owns and operates three business divisions:
Design Software, ArtToday.com and Design.NET. The company's Design software division is based on award-winning TurboCAD computer aided design software (winner of PC Direct Editor's Choice - see TurboCAD.com) and FloorPlan3D home design software (winner of PC Magazine Editor's Choice - see FloorPlan.com). The company has sold over 2 million units of these software products to date and has invested 15 years in the development of this technology. ArtToday.com, is a wholly owned subsidiary of IMSI and offers 1.5 million images, photos, fonts and other digital content over the Internet on a subscription basis. Design.NET's charter is to offer design online with 3D viewing and editing.

Digital Creative Development Corporation's strategy is to acquire and invest in software, Internet and technology related companies. The company also operates Keynomics, Inc., software technology entity; Tuneinmovies.com, Inc., a subsidiary which distributes digitally enhanced movie content; and the Arthur Treacher's and Pudgie's Famous Chicken restaurant chains.

"The merger into IMSI is a major step in the redirection of DC2 into a high technology content provider" stated Martin Wade, the companies' CEO. Mr. Wade further stated " the merger transaction highlights the two companies' strengths:
DC2's management and cash reserves and IMSI's reputation in software, digital content and 3D design technology." In addition to a decrease in debt service, the merger will result in overhead reductions and marketing synergies between the companies.

Geoff Koblick, founder and former CEO of IMSI stated, "IMSI can now operate and achieve its tremendous potential without the weight of the previous debt burden. I know all of the management and staff of IMSI are as excited as I am about the future of our company now that we have recapitalized our balance sheet". Mr. Koblick is expected to serve on the combined company's Executive Committee.



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Contact: Pam Volpe
         International Microcomputer Software, Inc.
         415.878.4025
         E-mail: pr@imsisoft.com

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.